Filed pursuant to Rule 424(b)(5)
                                                            File No. 333-130089

Pricing Supplement No. 60 dated September 5, 2006.
(To Prospectus dated April 12, 2006 and
Prospectus Supplement dated April 12, 2006)
This Pricing Supplement consists of 2 pages.

                   Hartford Life Insurance Company
                                  Depositor

      Fixed Rate IncomeNotes(sm) (that are also asset-backed securities)
                        Issued through and Obligations of

                 Hartford Life Global Funding Trust 2006-096
                               (Issuing Entity)

                   5.75% Callable Notes due September 15, 2015

The description in this pricing supplement of the particular terms of the 5.75% IncomeNotes(sm) (that are also asset-backed securities) offered hereby and the Funding Agreement sold by Hartford Life Insurance Company to the Trust specified herein supplements the description of the general terms and provisions of the notes and the funding agreements set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.

                        PROVISIONS RELATING TO THE NOTES

CUSIP Number:                    41659FLW2
Trade Date:                      September 11, 2006
Issuance Date:                   September 14, 2006
Stated Maturity Date:            September 15, 2015
Interest Rate:                   5.75%
Interest Payment Frequency:      Semi-Annually
Initial Interest Payment Date:   March 15, 2007
Regular Record Dates:            15 days prior to any Interest Payment Date.
Price to Public:                 100%
Agent's Discount:                1.45%
Day Count Convention:            30/360

Optional Redemption:             Yes [X]   No [ ]
  Optional Redemption Date:      September 15, 2008 or any Interest Payment Date
                                 thereafter.
  Initial Redemption Percentage: 100%
  Annual Percentage Reduction:   N/A
  Redemption may be:             [X] In whole only.
                                 [ ] In whole or in part.
The Survivor's Option:           [X] is  [ ] is not available.
  Annual Put Limitation:         $1 million or 1%
  Individual Put Limitation:     $250,000
  Trust Put Limitation:          N/A

Securities Exchange Listing:     None.
Authorized Denominations:        $1,000 integral amounts.
Other Provisions Relating
   to the Notes:                 None.

Special Tax Considerations:      None.

Agents: Bear, Stearns & Co. Inc.; A.G. Edwards & Sons, Inc.; Banc of America Securities LLC; Charles Schwab & Co., Inc.; Citigroup; Fidelity Capital Markets Services, a division of National Financial Services, LLC; Merrill

Lynch & Co.; Morgan Stanley; Piper Jaffray & Co.; Raymond James; RBC Dain Rauscher, Inc.; Scott & Stringfellow, Inc.; UBS Investment Bank; Wachovia Securities


                 INFORMATION RELATING TO THE FUNDING AGREEMENT

Funding Agreement Provider:      Hartford Life Insurance Company
Funding Agreement:               FA-406096
Effective Date:                  September 14, 2006
Stated Maturity Date:            September 15, 2015
Interest Rate:                   5.75%
Interest Payment Frequency:      Semi-Annually
Initial Interest Payment Date:   March 15, 2007
Day Count Convention:            30/360

Optional Redemption:             Yes [X]   No [ ]
  Optional Redemption Date:      September 15, 2008 or any Interest Payment Date
                                 thereafter.
  Initial Redemption Percentage: 100%
  Annual Percentage Reduction:   N/A
  Redemption may be:             [X] In whole only.
                                 [ ] In whole or in part.

Survivor's Option:   Under the Funding Agreement, Hartford Life Insurance
Company [X] is [ ] is not required to provide the Trust with amounts it needs to honor valid exercises of the Survivor's Option.

Other Provisions Relating to
   the Funding Agreement:         None.

Special Tax Considerations:       None.


Note: The Opinion regarding the enforceability of the Funding Agreement and the related Consent of Counsel for Hartford Life Insurance Company is given by Richard P. Rubin, Senior Counsel.


            INFORMATION PERTAINING TO THE RATINGS OF THE NOTES AND
                           THE FUNDING AGREEMENT

It is anticipated that, as of September 14, 2006, the Notes will be rated by the indicated rating agencies as follows:

            Standard & Poor's:  AA-    Moody's: Aa3
            A.M. Best:          aa-

The Moody's rating also extends to the Program under which the Notes are issued. Fitch's rating on the Program is AA.

It is anticipated that, as of September 14, 2006, the Funding Agreement will be rated by the indicated rating agencies as follows:

            Standard & Poor's:  AA-    Moody's: Aa3